DT Industries, Inc.
                                                          1949 E. Sunshine
                                                          Suite 2-300
                                                          Springfield, MO  65804
                                                          Nasdaq:  DTII


At the Company:                          At The Financial Relations Board:
Bruce P. Erdel                           Bob Schwaller           Bill Schmidle
Vice President, Finance                  General Information     Analyst Contact
417/890-0102                             972/830-2295            312/640-6753


FOR IMMEDIATE RELEASE



       DT INDUSTRIES EXPECTS 4TH-QTR EPS OF 10 TO 13 CENTS BEFORE CHARGES


SPRINGFIELD, Mo., July 22, 1999--DT Industries, Inc. (Nasdaq: DTII, today announced that is expects to report fourth-quarter income of 10 cents to 13 cents per diluted share before pretax charges of up to $13 million, or 83 cents per diluted share, related to contract issues and restructuring. Sales are expected to total about $113 million for the quarter ended June 27, 1999, with orders approximating $89 million. DT Industries expects to formally report results in late August, following renegotiation of the terms of its credit facility.

The potential $13 million pretax charge relates to cost, performance and collection issues on a few automation contracts and restructuring charges.

"We continue to be affected by soft order activity--primarily the result of the ongoing deferral of major projects by several customers--as well as by cost overruns and production issues in our Automation Group," said Stephen J. Gore, president and chief executive officer. "The resulting uncertainty of the timing of orders has forced us to take a much more thorough review of our operations to control costs."

Gore noted that cost-control measures being implemented primarily include right sizing of operations and reductions in certain sales and general and administrative activities. Additionally, planned capital expenditures will be limited to essential projects.

"While we remain cautiously optimistic that the order rate will accelerate over the longer term, our experiences over the past year underscore the unpredictability of the timing of the expected upswing," Gore said. "We believe the most prudent course is to be conservative and to take aggressive cost-containment action at this point."

Gore  said  major  project  deferrals  stem  from  several  factors,   including
customers'  timing  of  new  product   development,   consolidation  within  the
automotive industry and customer management changes.

As a result, Gore said, the backlog at the end of the quarter stood at approximately $179 million, compared with a backlog of $225 million a year earlier. For the 12-month period ended June 27, 1999, DT Industries expects to report diluted EPS of 62 cents to 65 cents, before charges related to contract issues and restructuring, on sales of approximately $442 million and orders approximately $396 million.

Cost, performance and collection issues on a few automation contracts and restructuring charges are expected to result in a fourth-quarter charge of up to $13 million before taxes, Gore added. "We have had to revise cost estimates to reflect additional costs anticipated to bring certain projects up to contract specifications and are negotiating final billings on another in an attempt to recoup the costs of modifications incurred during the production process," Gore said. "Additionally, we expect to accrue warranty costs to support certain contracts and have taken legal action on one account receivable that we have classified as questionable at this point. The circumstances that led to these cost overrun issues have been identified and changes implemented to mitigate this type of risk on future projects. Restructuring charges include costs of approximately $2.5 million associated with recent management changes at under-performing units, reductions in force and idle facility costs. We will refine our estimate of these charages prior to final release of fourth quarter results.

     "We are entering fiscal 2000 on a note of guarded optimism," Gore said. "We continue to be pleased with the outlook, with strong quoting activity and solid opportunities ahead of us. We recognize, however, that timing remains an issue and could have significant impact on near-term results.

     DT Industries, Inc. is a leading designer, manufacturer and integrator of automated production systems used to assemble, test or package industrial and consumer products. The company also produces precision metal components, tools and dies for a broad range of industrial applications.

Certain statements included herein that are not historical, particularly statements about the company's expectations or beliefs, are forward-looking statements. The company's actual results for current or future periods could differ materially from the expected results because of a variety of factors, including economic downturns in industries served, delays or cancellations of customer orders, delays in shipping dates of products, cost overruns on certain projects, excess product warranty expenses, collectability of past due customer receivables, currency exchange fluctuations and other factors described in the company's filings with the U.S. Securities and Exchange Commission.

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